Exhibit 99.1

Press Release

For Immediate Release

BKF Capital Group Outlines New Strategy & Maria Fregosi Rejoins Team

Boca Raton, Florida, August 2, 2012 – BKF Capital Group, Inc. (OTCQB – “BKFG”), today announced that it is taking steps to maximize shareholder value by returning to the Company’s roots in asset management. BKF is in the initial stages of forming a subsidiary that will register as an investment advisor and a subsidiary that will act as general partner of a limited partnership investment fund. In the near-term, BKF expects to seed the limited partnership fund which will focus on small-cap and micro-cap companies based on a value approach to investing. Over the long term, BKF intends to grow its asset management business by acquiring or seeding other alternative investment funds with unique investment strategies and/or emerging portfolio managers. BKF’s goal is to grow revenues and income over time and achieve valuation multiples in line with other publicly-traded comparable companies.

BKF plans to create value for its shareholders by rebuilding its asset management operations, and expects to earn fee income for assets under management. BKF also plans to generate income from performance fees upon successfully liquidating investments and from its proprietary capital investments in the investment funds for which BKF acts as the general partner. Moreover, BKF has substantial net operating loss carry-forwards that it may be able to use to offset future profits and thereby minimize tax liabilities.

In furtherance of its new business strategy, BKF has rehired Maria Fregosi to serve as BKF’s Chief Operating Officer. Ms. Fregosi has been involved with investment banking and financial company management for over 20 years.

About BKF Capital Group Inc.

BKF Capital Group Inc. (OTCQB – “BKFG”) is a publicly traded company that intends to create an asset management platform with investment vehicles that focus on areas of portfolio management that typically receive less attention from investors but also present unique investment opportunities. BKF is also engaged in seeking to arrange an acquisition, with an operating business with revenues, at least three years of operating history and unique value opportunities. For additional information please visit: www.bkfcapital.com.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of BKF are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect BKF’s actual results include general market conditions, the performance of target companies and the Company’s ability to obtain regulatory approvals for its business structure. BKF undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect BKF’s financial results or condition are included in BKF’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of BKF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Contacts:

BKF Capital Group, Inc.

Greg Heller 561-362-4199 x 330

gheller@bkfcapital.com